UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported): December 29, 2025

DIGITALBRIDGE GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	44-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Park of Commerce Drive, Suite 210

Boca Raton, Florida 33487

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (561) 570-4644

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	DBRG	New York Stock Exchange
Preferred Stock, 7.125% Series H Cumulative Redeemable, 0.01 par value	DBRG.PRH	New York Stock Exchange
Preferred Stock, 7.15% Series I Cumulative Redeemable, 0.01 par value	DBRG.PRI	New York Stock Exchange
Preferred Stock, 7.125% Series J Cumulative Redeemable, 0.01 par value	DBRG.PRJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 29, 2025 (the “Signing Date”), DigitalBridge Group, Inc., a Maryland corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Duncan Holdco LLC, a Delaware limited liability company (“Parent”), Duncan Sub I Inc., a Maryland corporation and wholly owned subsidiary of Parent (“Merger Sub I”), Duncan Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub I (“Merger Sub II”), and DigitalBridge Operating Company, LLC, a Delaware limited liability company (“Company OP”). Capitalized terms used and not otherwise defined herein have the meaning set forth in the Merger Agreement, which is attached hereto as Exhibit 2.1.

Subject to the terms and conditions in the Merger Agreement, at the closing of the transactions (a) Merger Sub I will merge with and into the Company (the “Company Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”), and (b) Merger Sub II will merge with and into Company OP (the “LLC Merger”, and together with the Company Merger, the “Mergers”), with Company OP continuing as the surviving company (the “Surviving Company”).

The board of directors of the Company (the “Board”), acting on the unanimous recommendation of a committee of the Board consisting solely of independent and disinterested directors, has unanimously approved and determined advisable the Mergers contemplated by the Merger Agreement and resolved to recommend that the stockholders of the Company vote in favor of approval of the Company Merger.

Pursuant to the terms and conditions of the Merger Agreement, at the effective time of the Company Merger (the “Company Merger Effective Time”), (a) each share of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”), (b) each share of Class B common stock, par value $0.01 per share, of the Company (“Class B Common Stock”), and (c) each share of Performance Common Stock, par value $0.01 per share, of the Company (“Performance Common Stock” and together with the Class A Common Stock and Class B Common Stock, the “Company Common Stock”), issued and outstanding immediately prior to the Company Merger Effective Time (other than any shares of Company Common Stock held by Parent or any of Parent’s affiliates, any direct or indirect subsidiary of the Company, or any person who properly exercises appraisal rights under Maryland law or the Company’s charter) will be converted into the right to receive $16.00 in cash, without interest and subject to any withholding required under applicable law (the “Common Stock Consideration”). In addition, unless otherwise agreed in writing between the applicable holder of a Company OP Common Unit and Parent, at the effective time of the LLC Merger (the “LLC Merger Effective Time”), each Company OP Common Unit issued and outstanding immediately prior to the LLC Merger Effective Time (other than any Company OP Common Unit held by the Company or Company OP) will be converted into the right to receive $16.00 in cash, without interest and subject to any withholding required under applicable law (the “LLC Merger Consideration”).

Each share of Company preferred stock outstanding immediately prior to the Company Merger will remain outstanding as a share of preferred stock of the Surviving Corporation. Each Company OP preferred unit outstanding immediately prior to the LLC Merger will remain outstanding as a preferred unit of the Surviving Company. Each warrant to purchase Company Common Stock will be treated in accordance with the terms of the applicable warrant agreement.

Equity Commitment Letter

Parent has obtained an equity financing commitment from an affiliate of SoftBank Group Corp. (“SoftBank”), pursuant to which, on the terms and subject to the conditions set forth in an equity commitment letter, an affiliate of SoftBank has committed to provide Parent with equity financing in respect of the transactions contemplated by the Merger Agreement and related obligations of Parent.

Regulatory Approvals

Both the Company and Parent have agreed to use (and are obligated to cause their respective affiliates and subsidiaries to use) reasonable best efforts to take all actions necessary to obtain all required regulatory approvals, including the regulatory approvals listed under “Closing Conditions” below, but Parent will not be required to take or agree to take any such action that constitutes or would reasonably be expected to constitute a Burdensome Condition. SoftBank has agreed to cooperate with Parent and the Company and take actions that Parent is required to take under the Merger Agreement in connection with obtaining such regulatory approvals.

Closing Conditions

The consummation of the Mergers is subject to certain closing conditions, including among other things: (a) the approval of the Company Merger by the Company’s stockholders; (b) expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the receipt of certain non-U.S. antitrust approvals; (c) the receipt of certain required consents or approvals, including, among others, from (i) the Committee on Foreign Investment in the United States (“CFIUS”) and the applicable regulators in certain non-U.S. jurisdictions under foreign investment laws, (ii) the Federal Energy Regulatory Commission, (iii) the Federal Communications Commission, (iv) the Monetary Authority of Singapore, (v) the UK Financial Conduct Authority, and (vi) the European Union under the EU Foreign Subsidies Regulation 2022/2560; (d) the absence of legal restraints prohibiting the Mergers; (e) the absence of the imposition of a Burdensome Condition in respect of the foregoing regulatory approvals; and (f) the receipt of required consents for the Company’s flagship investment funds and from fee-paying clients of the Company and its subsidiaries representing, in the aggregate, at least 85% of the base date revenue run rate of the fee-paying clients of the Company and its subsidiaries, as well as other customary closing conditions.

Acquisition Proposals

From the Execution Date until the earlier of the date of the closing of the Mergers (the “Closing”) and the termination of the Merger Agreement, the Company will be subject to customary “no-shop” restrictions and will not be permitted to initiate, solicit, knowingly encourage or knowingly facilitate any acquisition proposals, or provide non-public information to or engage in negotiations or substantive discussions with third parties in connection therewith.

Notwithstanding these restrictions, prior to the Company Stockholders Meeting, the Company may, in response to an unsolicited bona fide written acquisition proposal that did not result from a breach of the no-shop obligations, engage in discussions and negotiations with a party making such acquisition proposal if the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes, or would reasonably be expected to lead to, a superior proposal, including, subject to entering into an acceptable confidentiality agreement with the party, providing the party with confidential information regarding the Company and its subsidiaries. Parent has certain rights to match the terms of any potential superior proposal such that it will no longer constitute a superior proposal.

Termination Rights and Termination Fees

Subject to the terms and conditions contained in the Merger Agreement, the Board may, among other things, (1) change its recommendation that the Company’s stockholders approve the Company Merger and/or (2) terminate the Merger Agreement to enter into a definitive acquisition agreement with respect to a superior proposal, subject, in each case, to complying with notice requirements and other specified conditions set forth in the Merger Agreement, including match rights in favor of Parent.

The Merger Agreement contains customary termination rights for the Company and Parent, including, among others (a) the right of either party to terminate the Merger Agreement if the Mergers are not consummated on or before March 29, 2027 (the “Outside Date”), which Outside Date may be extended by either party by up to 90 days if the closing conditions related to required regulatory approvals or absence of legal restraints prohibiting the Mergers have not been satisfied or waived, but all other conditions (other than those that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or waived, (b) the right of Parent to terminate the Merger Agreement at any time prior to the receipt of the Company Required Stockholders Vote if the Board changes its recommendation to the stockholders of the Company in respect of the Mergers, and (c) the right of the Company to terminate the Merger Agreement at any time prior to the receipt of the Company Required Stockholders Vote in order to enter into a definitive acquisition agreement with respect to a superior proposal.

The Company will be required to pay Parent a termination fee in the amount of $96,000,000 in certain limited circumstances, including if the Company terminates the Merger Agreement to enter into a definitive acquisition agreement with respect to a superior proposal or if Parent terminates the Merger Agreement because the Board changes its recommendation to the stockholders of the Company in respect of the Mergers.

Parent will be required to pay the Company a termination fee in the amount of $154,000,000 in certain limited circumstances, including if the Company or Parent terminates the Merger Agreement due to any legal restraint in the U.S. or certain other jurisdictions prohibiting the Mergers becoming final and nonappealable and, at the time of such termination, the closing conditions related to required regulatory approvals or absence of legal restraints prohibiting the Mergers have not been satisfied or waived, or, subject to certain conditions, the Mergers not being consummated on or before the Outside Date.

Other Merger Agreement Terms

Each of the Company and Parent has made various representations and warranties to each other and agreed to certain covenants in the Merger Agreement. The Company’s covenants include covenants relating to the Company’s conduct of its business between the Signing Date and the earlier of the date of the Closing and the termination of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Where to Find Important Information

This current report may be deemed to be solicitation material in respect of the proposed Mergers involving SoftBank, the Company, Company OP, Parent, Merger Sub I and Merger Sub II. In connection with the proposed Mergers, SoftBank and the Company intend to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A with respect to the Company (the “Proxy Statement”). The Company will mail the definitive Proxy Statement and a proxy card to its security holders. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SOFTBANK AND THE PROPOSED MERGERS AND RELATED MATTERS. Investors and stockholders may obtain these documents (when they are available) free of charge from the SEC’s website at http://www.sec.gov, or free of charge from the Company by directing a request to the Company at 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487, Attn: Chief Legal Officer and Secretary.

This current report does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its security holders in connection with the proposed Mergers.

Participants in the Solicitation

SoftBank, the Company and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2025 Annual Meeting of Stockholders, including under the headings entitled “Proposal No. 1: Election of Directors”, “Executive Officers”, “Proposal No. 2: Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation”, “Compensation Committee Report”, “Compensation Discussion and Analysis”, “Security Ownership of Certain Beneficial Owners and Management”, and “Certain Relationships and Related Transactions”, which was filed with the SEC on April 17, 2025 and which is available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001679688/000155837025004974/dbrg-20250523xdef14a.htm, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including under the headings entitled “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”, and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on February 21, 2025 and which is available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001679688/000167968825000017/dbrg-20241231.htm.  To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such 2025 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, which are available at https://www.sec.gov/edgar/browse/?CIK=1679688&owner=exclude.  Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the Proxy Statement when it becomes available. You may obtain free copies of these documents through the website maintained by the SEC at https://www.sec.gov.

Forward-Looking Statements

Some of the statements contained in this current report constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we intend such statements to be covered by the safe harbor provisions contained therein. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this current report reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: (i) uncertainties as to the timing of the Mergers pursuant to the Merger Agreement; (ii) the risk that the Mergers may not be completed on the anticipated terms in a timely manner or at all; (iii) the failure to satisfy any of the conditions to the consummation of the Mergers, including receiving, on a timely basis or otherwise, the required approvals of the Mergers by the Company’s stockholders; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Mergers may not be satisfied, in a timely manner or at all, or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require the Company to pay a termination fee; (vii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement or the outcome of any other legal proceedings that may be instituted against the Company or SoftBank and/or others relating to the Mergers may result in significant costs of defense, indemnification and liability; (x) certain restrictions during the pendency of the Mergers that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xi) risks that the benefits of the Mergers are not realized when and as expected; (xii) the risk that the Company’s business and/or SoftBank’s business will be adversely impacted during the pendency of the acquisition; (xiii) legislative, regulatory and economic developments; and (xiv) (A) the risk factors described in Part I, Item 1A of Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and (B) the other risk factors identified from time to time in the Company’s other filings with the SEC. Filings with the SEC are available on the SEC’s website at http://www.sec.gov and on the Company’s website. These forward-looking statements speak only as of the date of this current report. The Company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this current report or to reflect actual outcomes, except as otherwise required by law.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other changes. Moreover, because we operate in a very competitive and rapidly changing environment, new risk factors are likely to emerge from time to time. We caution investors not to place undue reliance on these forward-looking statements and urge you to carefully review the disclosures we make concerning risks in Part I, Item 1A. “Risk Factors” and in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Readers of this current report should also read our other periodic filings made with the SEC and other publicly filed documents for further discussion regarding such factors.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of December 29, 2025, by and among the Company, Parent, Merger Sub I, Merger Sub II, and Company OP.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

* Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 30, 2025

DIGITALBRIDGE GROUP, INC.

By:	/s/ Thomas Mayrhofer
Name:	Thomas Mayrhofer
Title:	Executive Vice President, Chief Financial Officer and Treasurer